As filed with the Securities and Exchange Commission Registration No. 33-8284 on February _____, 1998
                   U.S. Securities and Exchange Commission
                          Washington, D.C. 20549

                     PRE-EFFECTIVE AMENDMENT NO.1
                                   TO


                                FORM SB-2

                      REGISTRATION STATEMENT UNDER THE
                         SECURITIES ACT OF 1933

                            SAY YES FOODS, INC.
                           ---------------------

    Nevada                             2121                     88-030-8576
    -------                          --------              --------------------
(State or other jurisdiction     (Primary Standard             (I.R.S. Employer
 of incorporation or          Industrial Classification      Identification No.)
  organization)                     Code Number)

                    6380 South Eastern Avenue #2
                       Las Vegas, Nevada 89119
                           (702) 262-6474
                    -------------------------
      (Address and telephone number of principal executive offices)

                    6380 South Eastern Avenue #2
                       Las Vegas, Nevada 89119
                      -------------------------
(Address of principal place of business or intended principal place of business)

                     Roy D. Toulan, Jr., Esquire
                        Stibel & Toulan, LLP
                          183 State Street
                     Boston, Massachusetts 02109
                           (617) 523-6000
                     -------------------------
     (Name, address and telephone number of agent for service)

             Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                         CALCULATION OF REGISTRATION FEE


Title of each         Dollar amount  Proposed        Proposed       Amount of
class of              to be          maximum         maximum        registration
securities            registered(1)  offering        aggregate      fee
to be                                price           offer
registered                           per unit (2)    price(1)(2)
-----------           -----------    ------------    ----------    -------------


Common Stock,         $16,736,265    $2.50           $16,736,265    $4,938.00
$.001 par value
per share




     (1) Pursuant to Rule 416 under the Securities Act of 1933, also includes an indeterminate number of additional shares of Common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments.


     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average closing bid prices of the Company's Common Stock on the NASD OTC Bulletin Board for the five trading days ending January 15, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold not may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.



                               SAY YES FOODS, INC.
                                6,694,506 SHARES
                                       OF
                                  COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)


     Up to Six Million Six Hundred Ninety-Four Thousand Five Hundred Six (6,694,506)1 shares (the "Shares") of the Common Stock, par value $.001 per share (the "Common Stock"), of Say Yes Foods, Inc. (the "Company"), are being offered for sale from time to time on behalf of JNC Opportunity Fund Ltd. (the "Purchaser") and CDC Consulting, Inc. ("CDC") ( the Purchaser and CDC are sometimes being collectively referred to herein as the "Selling Shareholders") or, subject to applicable law, by pledges, donees, distributes, transferees or other successors in interest. See "Selling Shareholders." The Company has been advised that the Selling Shareholders expect to offer the Shares from time to time in in accordance with the "Plan of Distribution" set forth herein. See "Plan of Distribution." The closing bid price of the Company's Common Stock on the NASD OTC Bulletin Board on December 31, 1997 was $ 2.06.

     The Shares are authorized for issuance by the Company upon the (i) conversion of certain shares of the Company's 7% Series B Convertible Preferred Stock having an aggregate Stated Value in the amount of $3,750,000 (the "Series B Shares" or the "Series B Stock") and the payment of dividends thereon; (ii) conversion of certain shares of the Company's 7% Series C Convertible Preferred Stock having an aggregate Stated Value in the amount of $1,250,000 (the "Series C Shares" or the "Series C Stock") and the payment of dividends thereon; and
(iii) the exercise of Warrants to purchase an aggregate amount of 500,000 shares of Common Stock at an exercise price of $2.50 per share held by the Selling Shareholders (the "Warrants"). The Series B Shares and Series C Shares were issued by the Company, as well as the shares of the Company's Common Stock issuable upon conversion of the Series B shares and the Series C shares and upon exercise of the Warrants, in connection with a private offering of the Shares for an aggregate of $5,000,000 (the "Private Offering") concluded with the Purchaser under two Convertible Preferred Stock Purchase Agreements, dated December 24, 1997 and December 31, 1997 respectively, between the Purchaser and the Company (the "Purchase Agreements").

         Six Million Six Hundred Ninety-Four Thousand Five Hundred Six (6,694,506) Shares are being registered for resale pursuant to an Amended and Restated Registration Rights Agreement, dated December 31, 1997, between the Company and the Purchaser. The number of Shares registered assumes a 200% reserve for an indeterminate number of additional shares of Common Stock that may be issued upon the conversion of Series B Shares and Series C Shares, the payment of dividends on such Preferred Shares, based upon fluctuations in the stated Conversion Price, and the exercise of the Warrants.

(1) Includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 promulgated under the Securities act of 1933.
                                  -1-

     The Company received approximately $4,500,000 in net proceeds from the Private Offering, after deduction of fees and other expenses, and may receive up to an additional $1,250,000 in proceeds from the exercise of the Warrants. All of the proceeds from the sale of any of the Shares being offered pursuant to this Prospectus will inure to the benefit of the Selling Shareholders and none of such proceeds will be for the benefit of the Company. The Selling Shareholders will bear all discounts and commissions paid in connection with sales of the Shares. The Company will not bear any fees or expenses of the Selling Shareholders but will bear all of the expenses of the registration of the Shares.


         The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).


     THE BUSINESS OF THE COMPANY AND AN INVESTMENT IN THE SHARES ARE SUBJECT TO CERTAIN RISKS INCLUDING, WITHOUT LIMITATION, THE RISKS SET FORTH IN THE SECTION ENTITLED "RISK FACTORS."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is February ____, 1998.

                              AVAILABLE INFORMATION


         As of the filing of the Registration Statement of which this Prospectus is a part, the Company has not filed periodic reports with the Securities and Exchange Commission (the "SEC") pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to file a Form 10 to assume reporting obligations under the Exchange Act. The Company also intends to register its Common Stock with the NASDAQ SmallCap Stock Market ("NASDAQ") but as of this Prospectus, the Company has not completed its application and there can be no assurance that it will be approved for listing on NASDAQ. Information is available from the Company's executive offices and its principal place of business located at 6380 South Eastern Avenue, #2, Las Vegas, Nevada 89119. The Company's telephone number at that address is (702) 262-6474.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................... 4

RISK FACTORS ...............................................................  7

USE OF PROCEEDS ..........................................................    9

SELLING SHAREHOLDERS ........................................................ 10

PLAN OF DISTRIBUTION...................................................       11

LEGAL PROCEEDINGS .....................................................       12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
 CONTROL PERSONS .......................................................      13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT .......................................................        15

DESCRIPTION OF SECURITIES ............................ ...................... 16

EXPERTS ..............................................................        18

COUNSEL .............................................................         18

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES ...........................................    18

ORGANIZATION WITH THE LAST FIVE YEARS ..................................      19

THE BUSINESS OF THE COMPANY ...........................................       19

MANAGEMENT DISCUSSION AND ANALYSIS OF
 OPERATIONS ................................................................. 23

DESCRIPTION OF PROPERTY ....................................................  24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................     24

MARKET FOR COMMON EQUITY AND RELATED
 STOCKHOLDER MATTERS .......................................................  24

EXECUTIVE COMPENSATION ...................................................    25

FINANCIAL STATEMENTS ........................................................ 25

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE..................... ...............      26

FINANCIAL STATEMENTS ......................................................  F-1


                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information, including "RISK FACTORS" and the Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "RISK FACTORS," "MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATIONS" and "THE BUSINESS OF
THE COMPANY" as well as those discussed elsewhere in this Prospectus.


THE COMPANY

         Say Yes Foods, Inc. (the "Company") was organized under the laws of the State of Nevada on March 23, 1989 as Moneyline Financial Group, Inc. Initially, the Company issued 25,000 shares of its capital common stock at a par value of $1.00, for a total of $25,000.00. Prior to February of 1996, the Company had no business operations and was considered a development stage company.

         On September 12, 1995, the Company amended its Articles of Incorporation changing the $1.00 par value per share of the common stock to a par value of $.001 per share. In addition, the Company increased its authorized shares of common stock to 50,000,000 and its preferred shares to 10,000,000, with a par value of $.001 each. Contemporaneous with the aforesaid amendment, the Company forward split its common stock resulting in eighty (80) new shares for each one (1) share outstanding, changing the outstanding shares of common stock from 25,000 to 2,000,000.


         Thereafter, on January 31, 1996, the Company approved a reverse split of its outstanding shares of common stock on the basis of one (1) share for two
(2), changing the issued and outstanding shares of common stock from 2,000,000 to 1,000,000 shares. The Company also approved decreasing the authorized shares of preferred stock from l0,000,000 to 510,000 shares at a par value of $.001 per share.

         On February 2, 1996, the Company acquired certain assets and assumed certain liabilities of SayYes Foods, a sole proprietorship, by issuing 510,000 shares of preferred stock and 2,500,000 shares of common stock for marketing rights and licensing rights. The other assets of Say Yes Foods were acquired by issuing 2,992,563 shares of Common Stock at par value. At the time of this acquisition, the Company amended its Articles of Incorporation and changed its name to Say Yes Foods, Inc.

         On or about February 2, 1996, the Company completed a limited public offering pursuant to an exemption in accordance with Regulation D, Rule 504 of the Securities Act of 1933, as amended (the "Act"). A total of 11,500,000 Shares of the Company's Common Stock were issued at that time representing additional paid in capital of $103,500. Contemporaneous with the aforesaid exempt offering, the Company obtained approval for listing on the NASD OTC Bulletin Board pursuant to the filing of a so called "2-11" application with NASD. The Company's unrestricted Common Stock began trading on the Bulletin Board in early February 1996.

         In April 1996, the Company completed a limited public offering pursuant to an exemption in accordance with Regulation D, Rule 506 of the Act. A total of 1,088,000 Shares of the Company's Common Stock were issued at that time representing additional paid in capital of $1,549,300.

         The Company's business is derived from its exclusive licensing agreement with Global Dairy Products Ltd., in Nassau, Bahamas. The Company, as Licensee, has the exclusive right to use a dairy based concentrate supplied by the Licensor for the production and distribution of fat free dairy products in the United States. The Company holds an option for similar rights, renewable at the Licensor's discretion, for worldwide production and distribution until 2005. The Company markets and sells products in both concentrate and finished product forms. The Company currently contracts with dairy processors who either (a) produce finished product for the Company to market, (b) purchase concentrate from the Company to manufacture co-packaged material for the Company and its' partner or (3) purchase concentrate from the Company and subsequently manufacture and distribute through the processor's lines of distribution. As such, the Company's main source of revenue is derived from the sale of its concentrate and finished products.

RISK FACTORS

         In addition to the other information contained in this Prospectus, prospective purchasers of the Shares should consider carefully the discussion RISK FACTORS contained on pages 8 to 11 of this Prospectus. The risks of investment in the Shares include the following factors:

     The Company began its current operations in 1996 and has a limited history of operations. There can be no assurance that management of the Company will be successful in attaining sufficient revenues to meet its expenses or to achieve or maintain profitability.


     The Company may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock of the Company to the Selling Shareholders. If the Company sells additional equity securities at a price per share less than the purchase price hereunder, investors purchasing shares of Common Stock in this offering would incur additional dilution.

     The Company will be dependent on its current management team for the foreseeable future. The loss of the services of any member of the management team could have a material adverse effect on the operations and prospects of the Company. At this time, the Company has no employment agreements with any of these individuals. The Company does not currently have any "key man" life insurance on any of its employees.

     The Company has paid no dividends on its Common Stock to date, nor does it anticipate doing so in the foreseeable future. The Company intends to use all proceeds of any financing activities and all cash proceeds, if any, from operations to finance the growth of the Company's sales and to repay debt. The Series B Shares and Series C Shares pay a cumulative quarterly dividend of seven percent (7%) per annum, which is payable upon the earlier of the end of each quarter and/or conversion of the Preferred Shares, at the Company's option, in either cash or shares of Common Stock (at the option of the Company) and on the Conversion Date in shares of Common Stock. The holders of the Series B Shares and Series C Shares are entitled to dividends prior to any such payment to holders of Common Stock.

     There has to date been a limited market for the Common Stock. Sale of substantial numbers of the Shares in the market may have a depressive effect on the market price of the Company's Common Stock. Such depressive effect could reduce the price per share of the Common Stock below that required for initial and/or continued listing of the Company's Common Stock for trading on NASDAQ or a national stock exchange.


     The Company intends to apply to list its Common Stock for trading on a national stock exchange. If the Company is not successful in listing its Common Stock for trading on such exchange and if the price per share of the Common Stock on the NASD OTC Bulletin Board continued to be traded at below $5.00 per share, the Common Stock would most likely come within the definition of "penny stock," as contained in certain rules and regulations of the SEC. If an exception from the penny stock rules were not available for the Common Stock, the ability of purchasers in this Offering to sell any shares of Common Stock in the market could be impeded and could have a material adverse effect on the liquidity of the Common Stock, materially increasing the risk of an investment in the Shares.


     The Company's Articles of Incorporation and By-Laws contain certain provisions eliminating the liability of directors to the Company for monetary damages to the fullest extent allowed under the laws of the State of Nevada, which under certain circumstances could eliminate liability for such directors' breach of their fiduciary duty to the Company and its shareholders.


                                          THE OFFERING


Common Stock offered by
the Selling Shareholders        6,694,506;  Includes an indeterminate number of
                                shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments which are included pursuant to Rule 416 promulgated under the Securities Act of 1933.


Common Stock to be outstanding
after the offering
                                There are currently 19,598,410 shares issued and outstanding. A total of 500,000 shares of Common Stock are reserved for issuance pursuant to the exercise of the Warrants. The remaining Shares offered pursuant to this Prospectus are to be issued pursuant to conversion of the Series B Shares and Series C Shares which may occur from time to time and the payment of dividends thereon. As the conversion prices are to be determined by reference to the market price of the Common Stock at the time of conversion it is not possible to determine at this time the number of Shares that will actually be offered or the number of Shares to be outstanding after the completion of the Offering.

                                Assuming a 200% reserve for an indeterminate number of additional shares of Common Stock that may be issued upon the conversion of Series B Shares and Series C Shares, and the payment of dividends on such Preferred Shares, based upon fluctuations in the stated Conversion Price, and the exercise of Warrants, the total number of shares of the Company's Common Stock issued and outstanding could be 26,297,916,if (a)all Series B Shares and Series C Shares were converted,
                                (b) dividends  were paid in shares of Common
                                Stock for a two year period, and (c) all of the Warrants were exercised.


Use of Proceeds                 The Company will not receive any proceeds of the
                                resales of the Shares being offered pursuant to this Prospectus, all of which will be paid to the Selling Shareholders. The Company received approximately 4,500,000 in net proceeds of the Private Offering and may receive up to an additional $1,250,000 in proceeds from the exercise of the Warrants.


Trading Symbol for the Common
Stock on the NASD OTC
Bulletin Board                  SYES




                                          RISK FACTORS

         Prospective purchasers of the Shares offered for resale pursuant to this Prospectus should consider carefully all of the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Shares.

LIMITED OPERATING HISTORY

         The current business of the Company commenced in early 1996. Prior to that time, the Company had no operations upon which an evaluation of the Company and its prospects could be based. There can be no assurance that management of the Company will be successful in completing the Company's product development programs, implementing the corporate infrastructure to support operations at the levels called for by the Company's business plan, conclude a successful sales and marketing plan to attain significant penetration of the market or that the Company will generate sufficient revenues to meet its expenses or to achieve or maintain profitability.


         In the period from the commencement of operations in 1996 through December 1996 the Company had sales of $66,000. As of December 31, 1996 the Company had an accumulated deficit of $1,578,200. In the nine months ended September 30, 1997, the Company had net sales of $369,500 and a net loss of $3,229,100.

POSSIBLE NEED FOR ADDITIONAL FINANCING; DILUTION

         While the Company has been successful to date in raising sufficient investment capital to support its marketing and development efforts, there can be no assurance that additional financing will not be necessary or that such other financing would be available to the Company on satisfactory terms or at all. Failure to obtain such financing could materially slow the Company's production and impair its ability to increase sales and sustain profitability.

         The Company may be required or may choose to sell equity securities to obtain financing in the future including the sale of additional preferred stock of the Company to the Selling Security holders. If the Company sells additional equity securities at a price per share less than the purchase price hereunder, investors purchasing shares of Common Stock in this offering would incur additional dilution. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS."

DEPENDENCE ON KEY PERSONNEL

         The Company will be dependent on its current management team for the foreseeable future. The loss of the services of any member of the management team could have a material adverse effect on the operations and prospects of the Company. At this time, the Company has no employment agreements with any of these individuals. The Company does not currently have any "key man" life insurance on any of its employees.

INDEMNIFICATION AND LIMITATION OF LIABILITY


         The  Company's Articles  of  Incorporation   and  By-Laws  include
provisions that eliminate the personal liability of the directors of the Company for monetary damages to the fullest extent possible under the laws of the State of Nevada or other applicable law. These provisions eliminate the liability of directors to the Company and its stockholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Nevada law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.



LIMITED MARKET FOR THE COMMON STOCK
         In February of 1996, the Company's Common Stock began trading in the over-the-counter market as quoted on the National Association of Securities Dealers OTC Bulletin Board and now trades under the new trading symbol "SYES." Prior to that time there was no public market for the Company's Common Stock. Since it has begun trading, there has been a limited market for the Common Stock. The Company is applying for listing of its Common Stock on a nationally recognized stock exchange. There can be no assurance, however, that the Company will meet the listing requirements of such exchange or that its Common Stock will be approved for trading on such exchange. Sales of substantial numbers of the Shares into the market could have a depressive effect on the market price of the Company's Common Stock. Such depressive effect could reduce the price per share of the Common Stock below that required for initial or continued listing of the Company's Common Stock for trading on such exchange. There can be no assurance that a broader market for the Common Stock will develop subsequent to this Offering. Failure of such a market to develop could have a material adverse effect on the liquidity of the Common Stock and, therefore, on an investment in the Shares. This would significantly increase the risks of such an investment.


POTENTIAL RISKS OF LOW PRICED STOCKS


     If the Company is not successful in listing its Common Stock on NASDAQ and if the price per share of the Common Stock on the NASD OTC Bulletin continues to trade at below $5 per share, the Common Stock would most likely come within the definition of "penny stock," as contained in certain rules and regulations of the SEC. Under those regulations, any broker-dealer seeking to effect a transaction in a penny stock not otherwise exempt from the rules must first deliver to the potential customer a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.


         The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salespersons in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. This information must be given to the customer orally or in writing before the transaction and in writing before or with delivery of the customer's confirmation of the transaction. Under the penny stock rules, the broker-dealer must make a special determination of the suitability of the suggested investment for the individual customer and must receive the customer's written consent to the transaction. If an exception from the penny stock rules were not available for the Common Stock and it were to come within the penny stock rules, the penny stock rules could have the effect of limiting the trading market for the Common Stock and the ability of purchasers in this Offering to sell any shares of Common Stock in the market. If the trading market for the Common Stock were so limited, it could have an adverse effect on the liquidity of the Common Stock and could have the effect of materially increasing the risks of an investment in the Shares.

FUTURE SALES OF COMMON STOCK OR SENIOR SECURITIES


         Current shareholders of the Common Stock own all of the 19,598,410 shares of Common Stock issued and outstanding prior to this Offering. The conversion of Series B Shares and Series C Shares and the issuance of dividends thereunder and the issuance of Common Stock pursuant to the exercise of Warrants could have the effect of depressing the market price of the Company's Common Stock. While the Company cannot predict the impact of the public resale into the market of any of such shares on the public trading price of the Company's Common Stock, sales of substantial amounts of such shares of Common Stock or the availability of substantial amounts of such shares for sale could adversely affect prevailing market prices.

     It is anticipated that the Selling Shareholders will offer for resale all of the shares of Common Stock issuable upon conversion of the Series B Shares and Series C Shares (and the issuance of dividends thereunder) and exercise of the Warrants. Because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.




                                         USE OF PROCEEDS

         The Company previously received approximately $4,500,000 in net proceeds from the Private Offering and may receive proceeds from the exercise of the Warrants, which could total an additional $1,250,000 if all the Warrants were exercised. All Shares offered by this Prospectus are being sold by the Selling Shareholders and all proceeds of the sales of such Shares will inure to the benefit of the Selling Shareholders. No proceeds of this Offering will inure to the benefit of the Company.

                                      SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Shareholders as of January 15,1998, and the number of shares of Common Stock covered by this Prospectus.



                                  Number of Shares              Number of Shares of               Number of Shares
                                  of Common Stock               Common Stock Offered              Common Stock
                                  Beneficially Owned            Hereby(2)(4)                      Beneficially Owned
                                  Prior to this Offering(1)(4)                                    Following Offering(3)


Name and
Address
Of
Stock
holder                           # of Shares     % of Class      # of Shares        % of Class


JNC Opportunity                  3,026,020       13.12%          6,444,506          24.51%          0
Fund Ltd.
c/o Robinson Silverman
Pearce Arososhn & Berman LLP
1290 Avenue Americas
New York, NY 10005



CDC Consulting, Inc.               250,000       01.09%            250,000          0.95%           0



     /1/ Includes (i) the number of shares of Common Stock issuable upon the conversion of the Series B Shares and Series C Shares, assuming conversion at the formula price in effect on January 15, 1998 (which price will fluctuate from time to time based upon changes in the market price of the Common Stock and provisions in the formula for determining conversion price) and(ii) the number of shares of Common Stock issuable upon the exercise of Warrants held such Selling Shareholder. The Series B, Series C Shares and Warrants were issued by the Company to the Selling Stockholders in December 1997 in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D thereunder (the "Private Placement")

     /2/ In order to provide for (i) fluctuations in the market price of the Common Stock, (ii) provisions in the formula for determining conversion price of the Series B Shares and Series C Shares provided for in the terms thereof (see "Description of Securities") and (iii) shares of Common Stock which may be issued in payment of dividends on the Series B Shares and Series C Shares, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of the Series B Shares and Series C Shares at the conversion price in effect on the date hereof.

     /3/ Assumes the sale of all shares offered herein.

     /4/ JNC Opportunity Fund Ltd. has agreed to restrict its ability to convert the Preferred Stock and exercise Warrants to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion and/or exercise exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

                                      PLAN OF DISTRIBUTION

         Sales of Shares may be made from time to time by the Selling Shareholders or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on NASDAQ, in the over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act, or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this Prospectus. Without limiting the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) short sales; and (g) a combination of such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions.

         Broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then-related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Shareholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged Shares from time to time.

         Information as to whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, are acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.



         To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         All expenses of the registration of the Shares under the Securities Act and applicable state securities laws, if required, will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws, if any, printing expenses, fees and disbursements of counsel for the Company, and reasonable expenses of one counsel for all of the Selling Shareholders; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, arising from or relating to any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is contained, this prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.





                                        LEGAL PROCEEDINGS

         At the end of fiscal 1996, the Company was a defendant in a lawsuit for breach of contract. During 1997, that lawsuit was settled without a material or adverse effect on the Company's financial position or results of operation.

         On July 11, 1997, the Company commenced a declaratory judgment action in Federal District Court for the State of Utah, Central Division, entitled Say Yes Foods, Inc. v. Philmont, AVV, et al., Civil Action No. 2:97-CV-548C, seeking declaratory judgment that certain share certificates representing 3,400,000 shares of the Company's Common Stock were issued improperly without the knowledge or consent of the Company. By order of a foreign court, such certificates were seized from a holding account to satisfy a default judgment in the United Kingdom, to which the Company was not a party. A receiver appointed by the British Court has requested that the canceled share certificates be transferred into the name of the receiver. The Company refused, and commenced the action described herein in response to an action commenced against the Company and its Stock Transfer Agent by the receiver to recognize and transfer the certificate held by the receiver. While management believes that the certificates were taken and issued in an improper manner without the Company's knowledge and that, accordingly, the Company will prevail in this action, a litigation loss and the resultant recognition of the shares of common stock held by the receiver would represent a significant impact on the Company's financial statements. For example, the inclusion of an additional 3.4 million shares in the per share equity computation would result in the dilution of that equity by approximately 15%.

         Presently, the Company has discharged the Transfer Agent allegedly responsible for the unauthorized and improper issuance of the 3.4 million shares at issue. In addition, the Company is pursuing an indemnification claim against said Transfer Agent with respect to the potential damage to the Company in the event the court determines that said shares must be recognized by the Company as valid issued and outstanding shares of the Company's Common Stock.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


         The directors, executive officers and significant employees/advisors of the Company as of January 23, 1997 are as follows. Directors of the Company serve for terms of one year or until their successors are elected. Officers are appointed by, and serve at the pleasure of, the Board.


Charles Thomas             President and Director
Timothy Zuch               Treasurer and Director
Chris Rousselle            Secretary and Director
Henry Still                Director
Nancy Roth                 Chief Financial Officer


Charles Thomas (D.O.B. 12/10/32)   Director / President

     Mr. Thomas is currently and has been a Director since March of 1996. Mr. Thomas was elected President in February of 1997. Charles Thomas was co-founder and Vice President in charge of sales for Exec-U-Form of Azusa, California (1985-1996). Mr. Thomas, including management of the investment arm for firm-associated corporate projects, performed oversight duties of all key operational activities for the firm. Mr. Thomas' educational background includes a major in Business Administration at Citrus College.

      Henry Still (D.O.B. 12/18/38) Director

     Mr. Still is currently and has been a Director since March of 1996. Henry Still has managed and headed successful real estate ventures in the Carolinas for 33 years. Mr. Still possesses strong connections in the retail grocery and dairy processing industry, many that were cultivated while owning and operating a farming business between 1962 and 1994. Mr. Still is Broker in Charge of real estate for his family owned and operated real estate firm (The UDS Company, Inc.), since 1993. Mr. Still received a B.Sc. in Business and Corporate Management from the University of South Carolina in 1961 and brings extensive business experience to the Directorship of the Company. Additional activities of merit of Mr. Still include being Mayor of Blackville, South Carolina (l973-1979), subsequent to serving on its City Council for twelve years; Judge of Municipal Court (1969-1973); Chairman of Jefferson Davis Academy School Board (1972-1978).

      Tim Zuch (D.O.B. 08/30/56) Director / Treasurer

     Mr. Zuch is currently and has been a Director/Treasurer since March of 1996. Mr. Zuch graduated with honors from Tri-State University in Indiana in 1978 with a Bachelors degree in Business Administration. The Internal Revenue Service employed Mr. Zuch in Ohio for seventeen years (1979-1996) as an Internal Revenue Agent auditing corporations, partnerships and individuals. He also served for fifteen years as the District Director's Representative. Other duties performed include co-ordination and maintenance of the Company's Internet website, as well as developing various promotional activities found on the Internet and in print.

     Chris Rousselle (D.O.B. 10/09/56) Director / Secretary


     Mr. Rousselle was a Director / Secretary from February of 1996 to March of 1996, when he was required to resign due to illness. Mr. Rousselle was re-elected to the Board of Directors during October of 1996. Mr. Rousselle was elected Secretary in July of 1997. Mr. Rousselle possesses over twenty-five year's experience in the transportation industry, specializing in the conveying of goods to both domestic and international markets. His transportation experience is invaluable to Say Yes Foods, as it develops lines of distribution for The Company's dairy products domestically and internationally.



     Nancy Roth (D.O.B. 10/03/48) Chief Financial Officer (C.F.O.)

     Ms. Roth was appointed C.F.O. in October of 1997. Nancy Roth joined the corporation as controller in March 1997 and was promoted to Chief Financial Officer (C.F.O.) in October 1997. From December 1993 to February 1997, she was Comptroller of Audio Video Contractors in Scottsdale, Arizona. Ms. Roth possesses excellent business systems implementation and finance abilities. Her prior experience includes a position as Vice President of Imperial Securities, an investment banking firm in San Francisco. Ms. Roth possesses a degree in business and a degree in journalism.

FOUNDERS/PROMOTERS

     The primary founders of the Company are Mr. Danny Ferraro and Mr. Robert Donas; the founders received preferred stock in the amount of 255,000 shares each. By virtue of their ownership of such preferred stock, Messrs. Ferraro and Donas each enjoys super voting rights in the Company's affairs on a one hundred to one basis. Accordingly, Messrs. Ferraro and Donas each holds voting power in the Company equivalent to 22,500,000 shares of the Company's Common Stock. When measured against the Company's issued and outstanding Common Stock, each controls approximately 34.6% of the voting power in the Company. Messrs. Ferraro and Donas organized the Company in its present incarnation and may be considered the Company's "promoters" as that term is defined by the Securities and Exchange Commission.

     Bob Donas: Special Advisor / Consultant

     Bob Donas is a Special Advisor and one of the major voting shareholders of the Company. Mr. Donas possesses over twenty year's experience in taking companies public as well as being an account representative with several stock brokerage firms. Mr. Donas is presently semi-retired and provides consulting services directly to the Board of Directors of Say Yes Foods, Inc.

     Danny Ferraro: Consultant


     Danny Ferraro is a supermarket owner with over twenty year's experience in the retail grocery industry. In addition, Mr. Ferraro has played a participatory role in the development of the proprietary formulations utilized by the Company to produce and market its dairy-based products. Mr. Ferraro has over seven years' research and development experience in the dairy product field.

                            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                      OWNERS AND MANAGEMENT


         (a) Security Ownership of Management

Name            Security   Number of               Percent of Class
Address(1)                 Shares Owned      Pre Offering      Post Offering

Charles Thomas    Common   375,000(2)            1.96%              1.57%
Chris Rousselle   Common   325,000(3)            1.70%              1.36%
Tim Zuch          Common   125,000(4)             .65%               .52%
Nancy Roth        Common    75,000(5)             .39%               .31%


     /1/ All c/o Say Yes Foods, Inc., 6380 South Eastern Avenue #2, Las Vegas Nevada, 89119
     /2/ Includes 75,000 common owned directly and 300,000 options immediately exercisable.
     /3/ Includes 25,000 common owned directly and 300,000 options immediately exercisable.
     /4/ Includes 75,000 common owned directly and 50,000 options immediately exercisable.
     /5/ Includes 75,000 options immediately exercisable.


         (b) Security Ownership of Certain Beneficial Owners

Name                             Number of              Percent of Class
Address(1)      Security(2)      Shares Owned   Pre Offering      Post Offering

Robert Donas    Preferred        255,000             50.00%             50.00%
Danny Ferraro   Preferred        255,000             50.00%             50.00%

     /1/ All c/o Say Yes Foods, Inc., 6380 South Eastern Avenue #2, Las Vegas Nevada, 89119
     /2/ Series A-1; Represents super voting rights of 100 to 1 with respect to common stock


     (c) Options, Warrants and Conversion Rights


                              Number of        Exercise
Name              Security    Shares Realized  Price       Expiration Date(1)

Charles Thomas    Option       50,000          $4.00       March 28, 1998
                  Option      300,000          $3.00       November 2, 1999

Chris Rousselle   Option       50,000          $4.00       March 28, 1998
                  Option      300,000          $3.00       November 2, 1999

Gino Punzo        Option      100,000          $4.00       March 28, 1998

Tim Zuch          Option       50,000          $4.00       March 28, 1998
                  Option       50,000          $3.00       November 2, 1999

Ronald Thomas     Option       50,000          $4.00       March 28, 1998

Sonny Still       Option       50,000          $4.00       March 28, 1998

Henry Still       Option      100,000          $3.00       November 2, 1999

Nancy Roth        Option       75,000         $3.00        November 2, 1999

Susan Westfall    Option       50,000         $3.00        November 2, 1999

Patty Van Dyke    Option       50,000         $3.00        November 2, 1999

Mark Heth         Option       50,000         $3.00        November 2, 1999

Mike Meier        Option       50,000         $3.00        November 2, 1999

Hal Still         Option       50,000          $4.00       March 28, 1998



     /1/ Options granted to employees of the Company are exercisable until the earlier of the Expiration Date or six (6) months after employment with the Company ends



                                    DESCRIPTION OF SECURITIES

COMMON STOCK


     The Company has two classes of voting securities: its Common Stock, par value $.001 per share and 510,000 shares of Preferred Stock Series A-1 held by two shareholders having super voting rights at a 100 to 1 ratio. The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $.001 per share, of which 19,598,410 shares are outstanding on the date hereof. In addition, the Company is authorized to issue up to 2,510,000 shares of Preferred Stock, of which 510,000 shares are issued and outstanding designated as Series A-1; 1,500,000 of which are issued and outstanding designated as Series B; and 500,000 of which are issued and outstanding designated as Series C. Assuming conversion of all Series B Shares and Series C Shares at the Conversion Prices in effect on January 15, 1998 plus dividends thereon for two years and the exercise of all Warrants as of the date of this Prospectus, there would be 6,694,506 shares of Common Stock offered herein. The terms of the Purchase Agreements, however, limit the number of Preferred Shares into which the Purchaser may convert or exercise to an amount equal to 4.99% of the Company's issued and outstanding Common Stock. This limitation, however, may be waived by the holder of Series B Shares and Series C Shares. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders.

     There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, including the Series B Shares and Series C Shares, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of shares of Common Stock have no preemptive rights and have no rights to convert their shares of Common Stock into any other securities. The outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

         The shares of Common Stock being offered pursuant to this Prospectus are reserved for issuance pursuant to conversion and exercise rights held by the Selling Shareholders as follows:
     (i) 4,645,880 Shares converted from Series B Shares,
     (ii) 1,548,626 Shares converted from Series C Shares (both Series inclusive of a 7% dividend for two years paid in shares of Common Stock) and
     (iii) 500,000 Shares from the exercise of the Warrants.


PREFERRED STOCK

         The Board of Directors has the authority to issue up to 2,510,000 shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the Company's stockholders. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

         As of December 31, 1997, 510,000 shares of Preferred Stock were designated as Series A-1 Shares; 1,500,000 shares of Preferred Stock were designated as Series B Shares; and 500,000 shares of Preferred Stock were designated as Series C Shares.


     The holders of Series B Shares and Series C Shares are entitled to an annual 7% cumulative dividend, payable quarterly and upon conversion in cash or Common Stock (at the option of the Company). The Series B Shares and Series C Shares have no voting rights except that a vote of a majority of the Series B Shares is required for any adverse change to the rights and preferences of any class of stock senior to the Series B Shares. The number of shares of Common Stock that would be issuable upon the conversion of Series B Shares and Series C Shares shall be limited so that no Selling Shareholder owns, at any one time, in excess of 4.99% of the issued and outstanding Common Stock.


         The Series B Shares and Series C Shares have dividend and liquidation preferences entitling the holders thereof to receive such payments prior to any other security holders of the Company. The Certificates of Designation of the Series B Shares and Series C Shares are included as Exhibit 4.7 and 4.8 respectively to the Registration Statement of which this Prospectus is a part.

         The Series B Shares and Series C Shares are convertible into shares of Common Stock (i) at the option of the holder thereof at any time and (ii) if not earlier converted, on the second anniversary of their issuance, in each case at a conversion price based on, inter alia, the market value of the Company's
Common Stock as determined by a formula specified in the Certificate of Designation for the Series B Shares and Series C Shares, as applicable.


WARRANTS


     As of January 15, 1998, there were Warrants outstanding to purchase an aggregate of 500,000 shares of the Company's Common Stock at a present exercise price of $2.50 per share. Each such Warrant contains provisions for the adjustment of the exercise price and the aggregate number of share issuable upon exercise of the Warrants under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations.


         In  addition,   236,423  warrants  exist  in  connection  with  a  1997
Regulation S placement having an exercise price of $5.00.

                                       REGISTRATION RIGHTS


     Pursuant to an Amended and Restated Registration Rights Agreement entered into by the Company and the Purchaser, the Company has granted the Selling Shareholders and their transferees rights to have the shares of Common Stock issuable upon conversion of Series B Shares and Series C Shares and the payment of dividends or upon exercise of the Warrants registered for resale pursuant to an effective registration within 90 days of the closing date. This Prospectus is the result of such rights under the Amended and Restated Registration Rights Agreement and the Warrants. The Company has agreed to keep this Prospectus effective until all of the remaining registered shares can be resold pursuant to Rule 144 of the Act. Holders of registration rights also have unlimited rights to participate in registered public offerings by the Company. These rights are subject to certain conditions, as set forth in the Amended and Restated Registration Rights Agreement, which is included as Exhibit 4.9 to the Registration Statement of which this Prospectus is a part.


                                            EXPERTS


         The Financial Statements of the Company as of December 31, 1996, included in this Prospectus, have been included herein in reliance upon the report of Bradshaw Smith and Co., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

                                             COUNSEL

         Certain legal matters in connection with the registration of the Shares were passed upon by Roy D. Toulan, Jr., Esquire, Stibel & Toulan, LLP, counsel to the Company.



                      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                                 FOR SECURITIES ACT LIABILITIES


     The Company's Amended and Restated Certificate of Incorporation and By-Laws contain provisions eliminating the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Nevada statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.



     Under the Amended and Restated Registration Rights Agreement the Purchaser has agreed to indemnify the Company from certain liabilities, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             ORGANIZATION WITHIN THE LAST FIVE YEARS

         Say Yes Foods Inc. (the "Company") was organized under the laws of the State of Nevada on March 23, 1989 as Moneyline Financial Group, Inc. Initially, the Company issued 25,000 shares of its capital common stock at a par value of $1.00, for a total of $25,000.00. Prior to February of 1996, the Company had no business operations and was considered a development stage company.

         On September 12, 1995, the Company amended its Articles of Incorporation, changing the $1.00 par value per share of the common stock to a par value of $.001 per share. In addition, the Company increased its authorized shares of common stock to 50,000,000 and its preferred shares to 10,000,000, with a par value of $.001 each. Contemporaneous with the aforesaid amendment, the Company forward split its common stock resulting in eighty (80) new shares for each one (1) share outstanding, changing the outstanding shares of common stock from 25,000 to 2,000,000.

         Thereafter, on January 31, 1996, the Company approved a reverse split of its outstanding shares of common stock on the basis of one (1) share for two
(2), changing the issued and outstanding shares of common stock from 2,000,000 to 1,000,000 shares. The Company also approved decreasing the authorized shares of preferred stock from l0,000,000 to 510,000 shares at a par value of $.001 per share.

         On February 2. 1996, the Company acquired certain assets and assumed certain liabilities of SayYes Foods, a sole proprietorship, by issuing 510,000 shares of preferred stock and 2,500,000 shares of common stock for marketing rights and licensing rights. The other assets of Say Yes Foods were acquired by issuing 2,992,563 shares of Common Stock at par value. At the time of this acquisition, the Company amended its Articles of Incorporation and changed its name to Say Yes Foods, Inc.

         On or about February 2, 1996, the Company completed a limited public offering pursuant to an exemption in accordance with Regulation D, Rule 504 of the Securities Act of 1933, as amended, which resulted in the issuance of 11,500,000 shares of Common Stock. Contemporaneous with the aforesaid exempt offering, the Company obtained approval for listing on the NASD OTC Bulletin Board pursuant to the filing of a so called "2-11" application with NASD. The Company's unrestricted Common Stock began trading on the Bulletin Board in early February, 1996.

         In April of 1996, the Company completed a limited public offering pursuant to an exemption in accordance with Regulation D, Rule 506 of the Act. A total of 1,088,000 Shares of the Company's Common Stock were issued at that time.


     On December 24, 1997, the Company amended its Articles of Incorporation increasing its authorized shares of preferred stock to 2,510,000. Contemporaneous with the aforesaid amendment, the Company filed respective Certificates of Designation for Series B Preferred Stock on December 24, 1997 and for Series C Preferred Stock on December 31, 1997. See Exhibits 4.7 and 4.8, respectively, included in the Registration Statement of which this Prospectus is a part.




                                   THE BUSINESS OF THE COMPANY

     The Company's business is derived from its exclusive licensing agreement with Global Dairy Products Ltd., in Nassau, Bahamas. The Company, as Licensee, has the exclusive right to use a dairy based concentrate supplied by the Licensor for the production and distribution of fat free dairy products in the United States. Similar option rights, renewable at the Licensor's option, are also held for worldwide production and distribution until 2005. The Company markets and sells products in both concentrate and finished product forms. The Company currently contracts with dairy processors who either (a) produce finished product for the Company to market, (b) purchase concentrate from the Company to manufacture co-packaged material for the Company and its' partner or (3) purchase concentrate from the Company and subsequently manufacture and distribute through the processor's lines of distribution. As such, the Company's main source of revenue is derived from the sale of its concentrate and finished products

The Product.


         The Company's fat-free dairy formulation is produced through a two-step process that requires no re-tooling or special equipment for traditional dairy manufacturers. In the first stage of the process the fat, cholesterol and calories are removed from fluid skim milk to produce a nutrient-rich concentrate. In the second phase, the concentrate is re-formulated in commercial dairies by mixing it with Grade A nonfat milk. The resulting beverage achieves the taste and consistency of higher fat-content milk. Through this process, the Company's fat-free milk has 80 calories per 8 ounce glass compared with nearly 90 calories for skim milk and less fat per serving than many skim milks.



         Shuster Labs has been retained to develop and provide on-going Quality Assurance testing of all of the Company's production runs at all producing dairies. Shuster also developed a complete Operating Standards Manual (SOP) and provides technical support in the research & development efforts conducted by the Company primarily at their Spokane, Washington facility. Shuster also implements and maintains programs developed under the Company's SOP manual. Shuster provides numerous additional support functions including, evaluation of the Company's milk product, existing manufacturing procedures, packaging, labels and claims.

Distribution.


         The Company's primary business is marketing and distribution of fat free dairy concentrate and fat free dairy products. The Company commenced production and consumer test marketing in early 1996 and was in the development stage until the end of 1996. The Company's products are unique in that their fat free milks are thicker and creamier than most skim/non fat milks, while maintaining the taste profile of a more full-fat milk product. Consumer testing conducted by the Company has demonstrated a preference for the Company's products versus competitive low and non-fat milk options.


         The Company currently markets Say Yes(TM) white milk, chocolate milk, eggnog and sour cream. Fat free dips are available for market and the Company anticipates successful completion of new product development on fat free dips, flavored milk, fat free mozzarella cheese and fat free ice cream during 1998.

         Presently, the Company has its products manufactured through six dairy processors: Western Quality Foods (Utah), Sinton Dairy (Colorado), Anderson Dairy (Nevada), Smith Food & Drugs Dairy (Arizona), Smith Dairy Company (Indiana) and Lehigh Valley Dairies (Pennsylvania). The Company's fluid milk products are being marketed, at retail, in eight western states and five eastern states. Marketing program development encompasses customer categories including, food service, institutional and industrial, as well as retail supermarket, club store and convenience store categories.

         The Company has focused on establishing a professional dairy broker network throughout the country. The Company currently has professional broker representation in most major metropolitan networks in the United States. The Company has developed a military broker network which is working toward making the product available for purchase in all military and government commissaries on both a domestic level and internationally.

         The Company currently purchases its dairy concentrate from Discovery Foods, Inc. and, as such, the Company is dependent on a single source for supply of raw materials to have its dairy products manufactured. Discovery Foods, Inc. is controlled by Mr.Danny Ferraro, who holds approximately 34.6% of the voting power of the Company. See "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" herein.



         Finally, the Company continues to negotiate with prospective customers, producers and dairy businesses. These prospective customers include dairies and other producers and distributors of milk and dairy products, who will include the Company's products in their product mix.


     Fortunato Foods, Inc. and its agents are responsible for assisting in the development of markets and additional proprietary dairy products for the Company. This firm and its agents possess extensive experience in the retail grocery and dairy products development. Fortunato Foods has over seven year's research and development experience in the dairy products field, having established solid working relationships with numerous food products in the U.S. Mr. Ferraro likewise controls Fortunato Foods, Inc..



The Licensing Agreement.


     On February 5,1996, the Company entered into a license agreement whereby it acquired the exclusive United States rights to utilize a dairy concentrate in the production and distribution of certain dairy and non-fat dairy products from Global Dairy Products, Nassau, Bahamas. While the licensed concentrate is based upon a proprietary formula not known by or revealed to the Company, the license obligates the Licensor to supply the Company with its requirements for the concentrate at stated prices. The license further specifically provides for the remedy of specific performance should the Licensor fail to supply the concentrate as set forth therein. Pursuant to that agreement, the Company has paid $275,000.00 to the Licensor. The payments included $25,000.00 thirty days from the execution of the agreement, with additional payments of $l25,000.00, each made from two initial tranches of financing, which have occurred. The Licensor has waived a final installment of $225,000.00. In addition, the license provides for the issuance of 2,500,000 shares of the Company's Common Stock to the Licensor "on demand." Those shares, in fact, have been issued to a number of third parties as directed by the Licensor or have been "forgiven." At present, the Licensor holds 840,460 shares of the Common Stock of the Company.



         The license covers the United States and Puerto Rico for a period of ninety-nine years. The Company has also been granted an option to acquire additional territorial rights if certain conditions are met including 1) presentation of a business plan commercializing the product in the respective territories; 2) presentation of financial estimates outlining market development costs and project revenues; and 3) negotiation of a territory specific fee. The option expires August 2005 and may be extended at the option of the Licensor.


         At present, the concentrate is sold to the Company by Discovery Foods, Inc. ("Discovery"), pursuant to a contract between the Licensor and Discovery. The Company is not a party to that contract. Discovery is an entity controlled by Mr. Ferraro, a shareholder of the Company holding 255,000 shares of the Company's Preferred Stock. By virtue of his ownership of such Preferred Stock, Mr. Ferraro enjoys super voting rights in the Company's affairs on a one hundred to one basis. Accordingly, Mr. Ferraro holds voting power in the Company equivalent to 22,500,000 shares of the Company's Common Stock. When measured against the Company's issued and outstanding Common Stock and the voting rights of another holder of Preferred Stock with super voting rights, Mr. Ferraro controls approximately 34.6% of the voting power in the Company.

Competition.

         The Company has one major U.S. competitor in the fat free fluid dairy products market, Skim Delux. Skim Delux is a privately held company, which produces a fluid dairy product similar to the dietary and taste profile of the Company's product. Extensive consumer testing conducted by the Company indicates that the Company's fluid products are preferred by most consumers when compared to Skim Delux products. In many cases, the Company's fluid products are replacing Skim Delux products in retail grocery stores.

         Germantown and Viva are additional fat free fluid dairy products available in the U.S. market. To date, neither of these products has achieved a significant market share. Taste studies conducted by the Company indicate a choice of the Company's products over those produced by Germantown or Viva.

         The Company has many competitors when considering the entire domestic and international dairy industry, most of which have considerably greater financial resources than the Company. The Company has entered into and will continue to develop contractual relationships with companies which have been engaged in the dairy business for significant periods of time and companies which have developed a significant market for their products. Contractual arrangements with dairy processors include the Company providing concentrate for co-packaging and private label agreements or utilizing dairy processors for production capability as the company develops its own retail and wholesale market.

Marketing.

         The marketing goal of the Company is to become a lead supplier and distributor of fat free dairy products in North America. The 1996 (first year) fiscal year of operations has resulted in positioning the Company for profitable growth in the future. The Company's product mix reflects its corporate strategy of addressing the present and future demands of the consumer by developing and marketing better tasting and more health conscious products. Test market efforts have revealed that many consumers are seeking viable dairy alternatives to conventional full fat dairy products primarily due to increased awareness of the need to be more attentive to health and diet issues.


         As such, the Company's market strategy is to capitalize on the market potential in this area. The Company has determined that the most efficient and cost effective method of achieving market penetration for its products is to work in cooperation with dairy industry leaders. During 1996 and by mid-l997, the Company established manufacturing and marketing agreements with state-of-the-art dairy processors. This strategy will permit the Company to deliver a national program without incurring the long-term debt which otherwise would be required to construct its own dairy processing facilities. Working closely with existing dairy infrastructure also provides the opportunity for quick expansion of the Company's client base and brand name recognition.

         On May 1, 1997, the Company commenced a national program to expand and solidify its client base. As a result, several dairies agreed to process and market the Company's products through their client base, commencing in the third quarter of 1997. These dairy processors will greatly expand the number of retail stores in which the Company's products will be offered throughout the northeast and mid-west regions of the U. S. The Company anticipates that its product will be placed on thousands of retail shelves by mid-1998, in addition to the placing programs with school district, food service and industrial market sector accounts.


         To promote its retail program placements, the Company entered into an international merchandising agreement with The Baywatch Production Company, during mid-1997. This agreement allows the Company's products to prominently display the Baywatch(R) logo/trademark along with the likeness of the full cast appearing on the hit television series, "Baywatch(R)" on the Company's Say Yes(TM) milk cartons and promotional advertising print media, including posters, billboards, and brochures.

         Seasonality within the U.S. dairy industry is a marginal issue and should not be considered significant. The U.S. dairy industry typically experiences a degree of sales decline during summer months. The degree of slow-down is variant based on regional and firm specific issues. Seasonality is generally reflected in an a decrease of sales of approximately 10% during the summer months. Conversely, the fall season typically ushers in an increase in sales of about 10%, returning sales to their normal level.

Employees.

         As of the date hereof, the Company employed 7 persons on a full time basis. These employees were engaged in the following categories of activities: management (3), administration (1), research and development (1) and sales (2).



                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

         During the period prior to the acquisition of Say Yes assets and the license rights in February of 1996, as discussed herein, the Company did not engage in any operations. No revenues were received during this initial period. Subsequent to February of 1996, the Company began operations and collected revenues.

         The financial statements for 1996 reflect a start-up year for the Company. Expenditures were required to conduct initial marketing and extensive consumer taste testing programs. Licensing fees expended for procuring proprietary dairy formulations and entering the International Dairy Foods Association were also required in the first year of operations. As a result, the Company incurred an operating loss during that period. Significantly, the Company's balance sheet shows no accumulation of long term debt. As a result, the Company was able to increase its promotional focus and market support programs for its product and program placements.


         For the 1996 fiscal (December 31) year, the Company experienced a $1,552,500 loss on gross revenues of $66,000, representing a net loss per common share of $.09. While certain extraordinary expenses such as license fees did not occur in the nine months reported for fiscal 1997, the Company initiated several costly promotional and client expansion programs during this period, resulting in a $3,229,100 loss for that period on gross revenues of $369,500, representing a net loss per common share of $.17.

     In order to continue the expansion of the Company's marketing/promotional and client based activities, the Company entered into two financing arrangements at the end of 1997, which resulted in the issuance of 1,500,000 shares of 7% Series B Convertible Preferred Stock and 500,000 shares of 7% Series C Convertible Preferred Stock to JNC Opportunity Fund, Ltd. (JNC). See Exhibits number 4.1 and 4.2, respectively, to SB-2 Registration Statement. By the terms of the respective Purchase Agreements, JNC is entitled to dividends at an annual rate of 7% and has the right immediately to convert the preferred shares held by it to Common Stock of the Company on a formula determined by, inter alia, the trading price of the Company's Common Stock and to receive Warrants for the purchase of 250,000 shares of Common Stock. In connection with such transactions, the Company also issued to CDC Consulting, Inc.("CDC") Warrants for the purchase of 250,000 shares of Common Stock. In addition, the Company granted certain Registration Rights to JNC and CDC, resulting in the SB-2 Registration Statement of which this Prospectus is a part. See Exhibit 4.9 to the SB-2 Registration Statement.



                                   FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this Prospectus are subject to certain risks and uncertainties.

Actual results could differ materially from current expectations. Among the factors that could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein is the Company's ability to implement its business strategy successfully, which will be dependent on business, financial, and other factors beyond the Company's control, including, among others, prevailing changes in consumer preferences and access to sufficient quantities of raw material. There can be no assurance that the Company will continue to be successful in implementing its business strategy. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.


                                     DESCRIPTION OF PROPERTY

         The Company leases and maintains 2,216 square feet of administrative office space at 6380 South Eastern, Suite 3, Las Vegas, Nevada, 89119, for an annual lease payment of $32,868.00. The term of this lease expires April 1, 2000.

         In addition, the Company leases and maintains 2,200 square feet of research and development space at 1514 E. Francis Avenue, Spokane WA, 99207, for an annual lease payment of $11,328.00. The term of this lease expires October 1, 1998.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Ferraro, a shareholder owning 50% of the Company's super voting Series A-1 Preferred Stock has controlling interests in entities that provide product and services to the Company. During 1996, the Company entered into contracts with Fortunato Foods, Inc, a company controlled by Mr. Ferraro that provides research development and administrative services to the Company. Fortunato Foods and its agents are responsible for assisting in the development of markets and additional proprietary dairy products for the Company. This firm and its agents possess extensive experience in the retail grocery and dairy products development. Fortunato Foods has over seven years research and development experience in the dairy products field, having established solid working relationships with numerous food products Research and Development specialists in the U.S.

         In addition, the Company's present business relies upon a certain license agreement whereby it acquired the exclusive United States rights to utilize a dairy concentrate in the production and distribution of certain dairy and non-fat dairy products from Global Dairy Products, Nassau, Bahamas. The licensed concentrate is based upon a proprietary formula not known by or revealed to the Company. As such, the Company relies upon the supply of concentrate from the Licensor, which is obligated under the license agreement to supply the Company with its requirements for the concentrate at stated prices. At present, the concentrate is sold to the Company by Discovery Foods, Inc. (Discovery), pursuant to a contract between the Licensor and Discovery. The Company is not a party to that contract. Discovery is an entity controlled by Mr. Ferraro.


                              MARKET FOR COMMON EQUITY AND RELATED
                                       STOCKHOLDER MATTERS

         The Company's Common Stock has been traded on the National Association of Securities Dealers, Inc. OTC Bulletin Board since February of 1996, initially under the trading symbol "MILK." On December 5, 1997, the Company's Common Stock began trading under the symbol "SYES." The high and low bid prices for the Company's Common Stock for each quarter within the last two fiscal years are as follows:

QUARTER                    HIGH BID PRICE                     LOW BID PRICE

1996   Q1 (2/6 - 3/31)     $3.18                                  $2.00

       Q2 (4/1 - 6/28)     $5.62                                  $3.43

       Q3 (7/1 - 9/30)     $5.81                                  $4.00

       Q4 (10/1 - 12/31)   $5.43                                  $3.75


1996   Q1 (1/3 - 3/31)     $4.93                                  $3.75

       Q2 (4/1 - 6/30)     $4.31                                  $3.68

       Q3 (7/1 - 9/30)     $4.00                                  $2.62

       Q4 (10/1 - 12/31)   $3.43                                  $2.00


         The Company has not paid any cash dividends on its Common Stock, nor does it intend to do so in the foreseeable future. Under the Corporation Law of the State of Nevada, the Company may only pay dividends out of capital and surplus, or out of certain delineated retained earnings, all as defined in the Corporation Law. There can be no assurance that the Company will have such funds legally available for the payment of dividends in the event that the Company should decide to do so.

                             EXECUTIVE COMPENSATION

         The aggregate annual remuneration of the Company's Executive Management for the year ended December 31, 1997 was:

                           Capacities in Which
Name of Individual or      Remuneration Was
Identity of Group          Received                  Aggregate Remuneration
--------------------       --------------------      ---------------------------

Charles Thomas             President                            $ 68,000 (1)
Timothy Zuch               Treasurer                            $ 30,000
Nancy Roth                 C.F.O.                               $ 60,000

/1/Includes salary of $60,000 and non-cash compensation relating to insurance of $8,000.


                                      FINANCIAL STATEMENTS

Registrant's Financial Statements as of December 31, 1996 and the independent auditors' report of Bradshaw Smith & Co., independent certified public accountants, with respect thereto, appear on pages F-1 to F-13 of this Registration Statement on Form SB-2. Registrant's Unaudited Financial Statements as of September 30, 1997 and for the Nine Months Ended September 30, 1997 appear as Exhibit 99 to the Registration Statement of which this Prospectus is a part.

                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                                    AND FINANCIAL DISCLOSURE

         The potential exists for a material modification of the financial statements submitted herewith depending upon the ultimate outcome of the lawsuit involving 3.4 million shares of the Common Stock of the Company, as follows:

         On July 11, 1997, the Company commenced a declaratory judgment action in Federal District Court for the State of Utah, Central Division, entitled Say Yes Foods, Inc. v. Philmont, AVV, et al., Civil Action No. 2:97-CV-548C, seeking declaratory judgment that certain share certificates representing 3,400,000 shares of the Company's common stock were issued improperly without the knowledge or consent of the Company. By order of a foreign court, such certificates were seized from a holding account to satisfy a default judgment in the United Kingdom, to which the Company was not a party. A receiver appointed by the British Court has requested that the canceled share certificates be transferred into the name of the receiver. The Company refused, and commenced the action described herein in response to an action commenced against the Company and its Stock Transfer Agent by the receiver to recognize and transfer the certificate held by the receiver.

         While management believes that the certificates were taken and issued in an improper manner without the Company's knowledge and that, accordingly, the Company will prevail in this action, a litigation loss and the resultant recognition of the shares of common stock held by the receiver would represent a significant impact on the Company's financial statements. For example, the inclusion of an additional 3.4 million shares in the per share equity computation would result in the dilution of that equity by approximately 15%.

         Accordingly, while the financial statements do not reflect the aforesaid 3.4 million shares as part of the issued and outstanding Common Stock of the Company, disclosure of the lawsuit described herein and its potential impact upon the stated per share equity position of the Company has been made in a footnote to said financial statements.

         Presently, the Company has discharged the Transfer Agent allegedly responsible for the unauthorized and improper issuance of the 3.4 million shares at issue. In addition, the Company is pursuing an indemnification claim against said Transfer Agent with respect to the potential damage to the Company in the event the court determines that said shares must be recognized by the Company as valid issued and outstanding shares of the Company's common Stock.

               SAY YES FOODS, INC.
                     (FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

                     REPORT ON AUDIT OF FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994



                                 SAY YES FOODS, INC.
                    (FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994





                                      CONTENTS


Independent auditors' report                                                 F-1

Financial statements:
   Balance sheets                                                            F-2
   Statements of operations                                                  F-3
   Statements of changes in stockholders'  equity (deficit)                  F-4
   Statements of cash flows                                                  F-5
Notes to financial statements                                        F-6 to F-13

                                           INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Say Yes Foods, Inc.
(Formerly Moneyline Financial Group, Inc.)
Las Vegas, Nevada


                  We have audited the accompanying balance sheet of Say Yes Foods, Inc. (formerly Moneyline Financial Group, Inc.) as of December 31, 1996, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Say Yes Foods, Inc. (formerly Moneyline Financial Group, Inc.) as of December 31, 1995 and for the years ended December 31, 1995 and 1994, were audited by other auditors whose report dated February 7, 1996, expressed an unqualified opinion on those statements.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Say Yes Foods, Inc. (formerly Moneyline Financial Group, Inc.) as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



BRADSHAW, SMITH & CO.

Las Vegas, Nevada
August 8, 1997

                                        See Notes to Financial Statements.

SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

BALANCE SHEETS

DECEMBER 31, 1996 AND 1995



ASSETS                                                          1996       1995
                                                             ========  ========
Current assets:
     Cash                                                    $511,200  $     --
     Accounts receivable (net allowance for doubtful
          accounts of $-0-)                                    25,100        --
                                                             --------  --------
               Total current assets                           536,300        --
Property and equipment (net of accumulated
     depreciation of $600)                                      2,900        --
                                                             --------  --------
                                                             $539,200  $     --
                                                             ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                        $ 41,300  $    700
     Account payable to related party (Note 6)                 15,000        --
     Other liabilities                                          2,000        --
                                                             --------  --------
          Total current liabilities                            58,300       700
                                                             --------  --------
Commitments and contingencies (Note 7)                             --        --

Stockholders' equity (deficit) (Notes 3 and 4):
     Convertible preferred stock, $.001 par value;
          authorized 510,000 shares: Series A; authorized
          510,000 shares; issued and outstanding 510,000
          and -0- shares (aggregate liquidation preference
          of $510 and $-0-).                                      500        --
     Common stock, $.001 par value; authorized
          50,000,000 shares; issued and outstanding
          19,115,563 and 2,000,000 shares.                     19,100     2,000
     Additional paid-in capital                             1,769,500    23,000
     Stock options                                            270,000        --
     Accumulated deficit                                   (1,578,200)  (25,700)
                                                             --------  --------
                                                              480,900      (700)
                                                             --------  --------
                                                             $539,200  $     --

                                                             ========  ========

SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                     1996     1995       1994
                                                   ========  ========  ========

Re enues                                           $ 66,000  $     --  $     --
Cost of revenues (Note 6)                            26,500        --        --
                                                   --------  --------  --------
Gross profit                                         39,500        --        --
                                                   --------  --------  --------
Operating expenses:
     Advertising and promotion                      197,500        --        --
     General and administrative (Note 6)            345,900       400        --
     Depreciation                                     7,900        --        --
     Research and development (Note 6)              206,800        --        --
     Consulting services (Note 6)                   288,900        --        --
     Option compensation (Note 4)                   270,000        --        --
     Product licensee fee (Note 2)                  275,000        --        --
                                                   --------  --------  --------
                                                  1,592,000       400        --
                                                   --------  --------  --------
Loss from continuing operations before
     provision for income taxes                  (1,552,500)     (400)       --

Provision for income taxes (Note 5)                      --        --        --
                                                   --------  --------  --------
Net loss                                        $(1,552,500) $   (400) $     --

                                                   ========  ========  ========
Net loss per common share                        $    (0.09)      NIL       NIL
                                                   ========  ========  ========
Weighted average common shares outstanding       16,859,248   609,384    25,000
                                                   ========  ========  ========

See Notes to Financial Statements.



SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




                                                                                                                        Total
                                               Preferred stock        Common stock    Additional             Accumu- stockholders
                                          ===================== =====================  paid-in     Stock      lated     equity
                                            Shares    Amount      Shares     Amount    capital    options    deficit   (deficit)
                                          ========== ========== ========== ========== ========== ========== ==========  ==========
Balance, December 31, 1993 and 1994               -- $       --     25,000  $  25,000 $       -- $       -- $  (25,300)  $     (300)
                                          ---------- ---------- ---------- ---------- ---------- ---------- ----------   ----------
Changed common stock par value from               --         --         --    (24,975)    24,975         --         --           --
  $1.00 to $.001
Forward stock split 80 for 1                      --         --  1,975,000      1,975     (1,975)        --         --           --
Net loss                                          --         --         --         --         --         --       (400)        (400)
                                          ---------- ---------- ---------- ---------- ---------- ---------- ----------   ----------
Balance, December 31, 1995                        --         --  2,000,000      2,000     23,000         --    (25,700)        (700)
                                          ---------- ---------- ---------- ---------- ---------- ---------- ----------   ----------
Reverse stock split 1 for 2                       --         -- (1,000,000)    (1,000)     1,000         --         --           --
Issuance for assets                          510,000        500  5,492,563      5,500      6,400         --         --       12,400
Issuance for cash                                 --         -- 11,500,000     11,500    103,500         --         --      115,000
Issuance for cash                                 --         --  1,088,000      1,100  1,549,300         --         --    1,550,400
Issuance for options                              --         --         --         --         --    270,000         --      270,000
Issuance for services                             --         --     35,000         --     86,300         --         --       86,300
Net loss                                          --         --         --         --         --         --  (1,552,500) (1,552,500)
                                          ---------- ---------- ---------- ---------- ---------- ---------- ----------   ----------
Balance, December 31, 1996                   510,000 $      500 19,115,563   $ 19,100 $1,769,500 $  270,000 $(1,578,200)   $480,900

                                          ========== ========== ========== ========== ========== ========== ==========   ==========


See Notes to Financial Statements


SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                           1996          1995      1994
                                                        ===========  =========== ===========
Cash flows from operating activities:
Net loss                                                $(1,552,500) $    (400)  $       --

Charges to net loss not requiring cash outlays:
  Stock issued in exchange for services and supplies         77,000         --           --
  Stock bonuses awarded to employees                         14,400         --           --
  Stock options issued to non-employees                     270,000         --           --
  Depreciation                                                7,900         --           --
  Product license agreement                                 275,000         --           --
Changes in:
  Accounts receivable                                       (25,100)        --           --
  Accounts payable                                           40,600        400           --
  Other liabilities                                           2,000         --           --
  Current note payable                                       15,000         --           --
                                                        -----------   ---------- -----------
Net cash used by operating activities                     (875,700)         --           --
                                                        -----------   ---------- -----------
Cash flows from investing activities:
  Purchase of assets                                        (3,500)         --           --
                                                        -----------   ---------- -----------
  Net cash used by investing activities                     (3,500)         --           --
                                                        -----------   ---------- -----------
Cash flows from financing activities:
  Repayment of debt to related parties                    (275,000)         --           --
  Proceeds from issuance of common stock                 1,665,400          --           --
                                                        -----------   ---------- -----------
  Net cash provided by financing activities              1,390,400          --           --
                                                        -----------   ---------- -----------
Net increase in cash                                       511,200          --           --
Cash, beginning of period                                       --          --           --
                                                        ----------    ---------- -----------
Cash, end of period                                     $  511,200   $      --   $       --

                                                        ==========    ========== ===========
Schedule of non-cash investing and financing activities:
  Non-cash assets acquired in merger                    $   12,400   $       --  $       --
                                                        ==========    ========== ===========
  Loan payable to related party for license agreement   $  275,000   $       --  $       --
                                                        ==========    ========== ===========


SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994



1.  Summary of significant accounting policies:

     Organization:

     The Company was organized March 23, 1989 under the laws of the State of Nevada, as Moneyline Financial Group, Inc. The Company amended its Articles of Incorporation February, 1996 changing its name to Say Yes Foods, Inc. ("SYF").

     In February, 1996, the Company acquired certain assets, marketing rights, and licensing rights through an agreement to issue 5,492,563 common shares and 510,000 preferred shares. Tangible assets were recorded at the predecessor's cost which was substantially similar to fair market value. No value or costs were attributed to the marketing and licensing rights.

     SYF's primary business is the marketing and distribution of fat free dairy concentrate and fat free dairy products. SYF was in the development stage until the end of 1996. Product sales are primarily in the Las Vegas, Nevada metropolitan area. Management plans to distribute the product globally.

     Revenue recognition:

     Product revenues are recognized at the time of shipment and reserves are established to recognize the risk of returns from customers.

     Depreciation:

     Depreciation is recognized using the straight-line and accelerated methods over the estimated useful life of the assets, as follows:

         Office Furniture                                             7 years
         Office Equipment                                             3-5 years

     Income taxes:

     SYF utilizes an asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

     Net loss per common share:

     Net loss per common  share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. The common stock equivalents outstanding at December 31, 1996, consisted of stock options and convertible series A preferred stock. They are excluded from the computation of loss per share because their effect is anti-dilutive.

SAY YES FOODS, INC.

(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1.  Summary of significant accounting policies (continued):

     Stock-based compensation:

     In October,  1995, the Financial Accounting Standards Board issued SFAS No.
       123, "Accounting for Stock-Based Compensation", which became effective for SYF beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Since SYF has decided to continue to apply APB 25 (as permitted by SFAS No. 123), the appropriate required disclosure of the effects of SFAS No. 123 are included in Note 4.

     Economic dependency:

     SYF, under the terms of the license agreement (Note 2), purchases the fat free dairy concentrate from the licensor. Failure of the licensor to provide the product would have a materially adverse effect on SYF.

     Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Advertising costs:

     Advertising costs are charged to operations as incurred. Total advertising expense incurred during 1996 was $197,500.

2. Licensing rights:

     SYF acquired the exclusive rights to a product (the "Product") which is a fat free dairy concentrate used to produce milk and other products in which milk is used. The license covers the United States and Puerto Rico for a period of ninety-nine years.

     SYF agreed to pay $275,000 and issued 2,500,000 shares of common stock at par value in exchange for the license agreement. The license was recorded at cost and charged to earnings in 1996.

     SYF has also been granted an option to acquire additional territorial rights if certain conditions are met including 1) presentation of a business plan regarding commercializing the product in the respective territories; 2) presention of financial estimates outlining market development costs and project revenues; and 3) negotiation of a territory specific fee. This option expires August, 2005 and may be extended at the discretion of the licensor.

3.  Stockholders' equity (deficit):

     Change in capital structure:

     The Company, when formed in 1989, issued 25,000 shares of common stock at $1.00 par value, for a total of $25,000.

     On September 12, 1995, the Company amended its Articles of Incorporation changing the $1.00 par value per share of common stock to a par value of $.001 per share. Also, the Company increased its authorized shares to 50,000,000 common shares and 10,000,000 preferred shares with a par value of $.001 each. The Company forward split its common stock into 80 new shares for each share outstanding, changing the outstanding shares from 25,000 to 2,000,000.

     On January  31,  1996,   the  Company  approved  a  reverse  split  of  its
       outstanding common shares on the basis of one share for two, changing the issued and outstanding common shares from 2,000,000 to 1,000,000 shares. The Company approved decreasing the authorized preferred shares from 10,000,000 to 510,000 shares at $.001 par value.

     Convertible preferred stock:

     In February,   1996,   the  Company  issued  510,000  shares  of  Series  A
       convertible preferred stock in connection with the purchase of assets. The shares are convertible on a 1:1 basis to common shares and may be converted at any time and have the same liquidation rights on a 1:1 basis as with common stock. The preferred shares have super voting rights over that of common shares by 100 to 1. The preferred shareholders will be able to control any shareholder vote for the foreseeable future.

     Private placement offerings:

     In February, 1996, SYF issued 11,500,000 shares of common stock for $115,000. The offering was pursuant to Regulation D, Rule 504 of the Securities Act of 1933.

     During 1996, SYF sold 600,000 units under an offering pursuant to Regulation D, Rule 506 of the Securities Act of 1933 at a price of $1.00 per unit. Each unit consisted of one share of restricted common stock plus one warrant to purchase an additional share of restricted common stock at a price of $2.00 per warrant. During 1996, 488,000 warrants were exercised before the expiration date. All remaining outstanding warrants expired during 1996.

4. Stock-based compensation:

     The Board of Directors authorized the granting of options and issuance of stock to certain officers, directors, key employees and contract consultants.

     Stock  option  information  with  respect  to all of  SYF's  stock  options follows:
                                                      Shares     Exercise price
                                                 ============    ============
       Balance, December 31, 1995 unexercised            --      $       --
       Granted                                      650,000            4.00
       Exercised                                         --              --
       Forfeited                                    200,000            4.00
                                                 ------------    ------------
       Balance, December 31, 1996 unexercised       450,000      $     4.00
                                                 ============    ============

     The weighted average fair value of options granted during 1996 was $1.17. The weighted average remaining contract life of options outstanding as of December 31, 1996 was 1.3 years.

     Officers' and employees' stock options:

     The Board of Directors approved and granted 450,000 stock options to employees, officers and directors. The option exercise price is $4.00 per share and the options expire two years from grant date. The exercise price was higher than the closing quoted market price of the stock on the date of the grant. Options vest when granted but are forfeited if employment terminates.

     SYF applied APB Opinion 25 in accounting for options granted to employees and directors. Accordingly, no compensation cost was recognized.

     Officers' and employees' stock options fair value disclosures:

     SFAS No. 123 requires the use of option valuation models to provide supplemental information regarding options granted after 1994. Proforma information regarding net loss and loss per share shown below was determined as if SYF had accounted for its employee and director stock options under the fair value method of SFAS No. 123.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants: dividend yield 0%, expected volatility 69.47%, risk-free interest rate of 5.86%, and expected life of two years.

         Proforma net loss                           $
                                                           1,825,000
                                                     =================
         Proforma net loss per common share          $         (0.11)
                                                     =================

     Other options granted:

     The Board of Directors granted 200,000 options to key shareholders for consulting services. The option exercise price is $4.00 per share, and the options expire two years from grant date and vest when granted.

     The  fair  value  of  each  option  is  estimated   on  the   Black-Scholes
       option-pricing model in accordance with SFAS 123. Compensation cost recognized in 1996 was $270,000. Significant assumptions used to estimate compensation cost were as follows:

                                          March 28, 1996       June 25, 1996
                                         =================    =================
         Risk-free interest rate                    5.86%                6.19%
         Expected life of option                  2 years              2 years
         Expected volatility                       69.47%               69.47%

     Stock issued for services:

     SYF agreed to issue 30,000 shares of restricted stock as consideration for an advertising contract. Advertising expense of $71,900 was recognized.

     Stock-based performance awards:

     SYF entered into consulting  contracts with two individuals.  The contracts contained agreements that provided quarterly bonuses of 2,500 shares of restricted common stock to consultants achieving predetermined performance goals. Performance goals are established and fixed by the Company's officers and Directors.

     During 1996, 5,000 shares of common stock were issued in accordance with the quarterly bonus agreements. Total compensation cost recognized was $14,400.
5.  Income taxes:

     Included in the net  deferred  tax asset  below is the net  operating  loss carryforward which may in part be subject to substantial limitations in accordance with various provisions of the Internal Revenue Code. The Company has not yet determined the amount and nature of these limitations.

     The benefit for income taxes is different than the amount computed by applying the statutory federal income tax rate to net loss before taxes. A reconcilation of the net income tax benefit follows:

                                                      1996      1995      1994
                                                   ========= ========= =========
    Computed tax benefit at federal statutory rate $530,000  $     --  $     --

    Temporary differences in accounting for                        --        --
    licensing rights                                (88,000)
    Change in deferred income tax valuation                        --        --
    allowance                                      (442,000)       --        --
                                                   --------- --------- ---------
                                                   $     --  $     --  $     --
                                                   ========= ========= =========

     The Company  has a net  operating  loss  carryforward  ("NOL")  for federal income tax reporting purposes of approximately $1,300,000. The NOL expires after the year 2011. The NOL includes temporary differences of approximately $260,000 due to license fees being accounted for differently for financial reporting and tax purposes.

6.  Related party transactions:

   a. A shareholder owning 50% of SYF's preferred stock has controlling interests in entities that provide Product and services to SYF. During 1996, the Company entered into contracts with the entity that provided research, development and administrative services.

         Transactions between SYF and entities controlled by the shareholder are as follows:

     (1) SYF paid $35,000 for administrative services in 1996. The contract, which provided for $5,000 monthly payments, was canceled during 1996.

         (2) SYF paid reimbursements of $30,300 in 1996 for expenses in connection with research and development. These expenses included office supplies, meals, airline fees and advertising.

     (3) SYF paid $132,500 for research and development services in 1996. A five year contract formed in 1996 provides for $15,000 monthly payments. Contract terms are negotiable at the end of each year.

     b. An officer of the Company also controlled a consulting firm. SYF entered into contracts with the consulting firm and paid the firm $26,900 in 1996.

     c. An officer of the Company had ownership in a consulting firm. SYF entered into contracts with the consulting firm and paid the firm $77,200 in 1996.

   d.  Accounts payable to related party:

         In1996, SYF purchased $26,200 of Product from the  licensor/shareholder
           (Note 2). As of December 31, 1996, SYF owed the licensor $15,000 for Product. The payable for Product is due on demand and is non-interest bearing.

7.  Commitments and contingencies:

     Concentration of credit risk:

     The Company has cash and cash equivalents on deposit with a financial institution which exceeded the federally insured amounts by approximately $411,200 at December 31, 1996.

     Litigation:

     The Company is a defendant in a pending lawsuit for alleged breach of contract. Management believes that the outcome of this lawsuit will not have a material or adverse effect on the Company's financial position or results of operations.

     On July 11, 1997,  the Company  commenced a declaratory  judgment action in
       Federal District Court for the State of Utah, Central Division, entitled Say Yes Foods, Inc. v. Philmont, AVV, et al., Civil Action No. 2:97-CV-548C, seeking declaratory judgment that certain share certificates representing 3,400,000 shares of the Company's common stock were issued improperly without the knowledge or consent of the Company. By order of a foreign court, such certificates were seized from a holding account to satisfy a judgment in the United Kingdom, to which the Company was not a party. A receiver appointed by the British Court has requested that the canceled share certificates be transferred into the name of the receiver. The Company refused, and commenced the action described herein in response to an action commenced against the Company and its stock transfer agent to recognize and transfer the certificate held by the receiver. While management believes that the certificates were taken and issued in an improper manner without the Company's knowledge and that, accordingly, the Company will prevail in these actions, a litigation loss and the resultant recognition of the shares of common stock held by the receiver would represent a significant impact on the Company's capital structure.

8. Subsequent events:

     As of August 8, 1997, SYF raised $875,000 of capital by selling equity units for $2.50. Each unit consists of one share of restricted common stock and a one half warrant to purchase one additional share of common stock for $2.50.

                                             PART II

                             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Issuer's Amended and Restated Articles of Incorporation and By-Laws contain provisions eliminating the personal liability of a director to the Issuer and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Nevada statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.



                           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The Company has, pursuant to the Amended and Restated Registration Rights Agreement, agreed to pay all expenses of this Offering, other than fees, commissions, discounts and expenses of any underwriters engaged by the Selling Shareholders. The estimated expenses of this Offering are:


                  Registration Fees                           $ 4,938.00
                  Attorney's Fees                              32,500.00
                  EDGAR Services                                5,000.00

                  TOTAL                                      $ 42,438.00



Item 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On January 31, 1996, the Company approved a reverse split of its outstanding shares of common stock on the basis of one (1) share for two (2), changing the issued and outstanding shares of common stock from 2,000,000 to 1,000,000 shares. The Company also approved decreasing the authorized shares of preferred stock from l0,000,000 to 510,000 shares at a par value of $.001 per share.

         On February 2, 1996, the Company acquired certain assets and assumed certain liabilities of SayYes Foods, a sole proprietorship, by issuing 510,000 shares of preferred stock and 2,500,000 shares of common stock for marketing rights and licensing rights. The other assets of Say Yes Foods were acquired by issuing 2,992,563 shares.

     of Common Stock at par value. At the time of this acquisition, the Company amended its Articles of Incorporation and changed its name to Say Yes Foods, Inc.

         On or about February 2, 1996, the Company completed a limited public offering pursuant to an exemption in accordance with Regulation D, Rule 504 of the Securities Act of 1933, as amended, and issued 11,500,000 shares of Common Stock. Contemporaneous with the aforesaid exempt offering, the Company obtained approval for listing on the NASD OTC Bulletin Board pursuant to the filing of a so called "2-11" application with NASD. The Company's unrestricted Common Stock began trading on the Bulletin Board in early February, 1996.

         In April of 1996, the Company completed a limited public offering pursuant to an exemption in accordance with Regulation D, Rule 506 of the Securities Act of 1933, as amended.
and issued 1,088,000 shares of Common Stock.

         Commencing on April 15, 1997 and through December 12, 1997, the Company completed a Regulation S offering resulting in the issuance of 482,846 shares of its Common Stock during such offering period.

         On December 24, 1997, the Company amended its Articles of Incorporation increasing its authorized shares of preferred stock to 2,510,000. Contemporaneous with the aforesaid amendment, the Company filed respective Certificates of Designation for Series B Preferred Stock on December 24, 1997 and Series C Preferred Stock on December 31, 1997.


     As of December 31, 1997, 510,000 shares of Preferred Stock were designated as Series A-1 Shares: 1,500,000 shares of Preferred Stock were designated as Series B Shares; and 500,000 shares of Preferred Stock were designated as Series C Shares.



     In December of 1997, 1,500,000 Series B Shares and 500,000 Series C Shares were issued by the Company, as well as the shares of the Company's Common Stock issuable upon conversion of the Series B Shares and the Series C Shares and upon exercise of the Warrants, in connection with the Private Offering of the Shares for an aggregate of $5,000,000 concluded with the Purchaser under two Convertible Preferred Stock Purchase Agreements, dated December 24, 1997 and December 31, 1997, respectively, between the Purchaser and the Company. The Shares are authorized for issuance by the Company upon the (1) conversion of certain shares of the Company's 7% Series B Convertible Preferred Stock having an aggregate Stated Value in the amount of $3,750,000 and the payment of dividends thereon; (ii) conversion of certain shares of the Company's 7% Series C Convertible Preferred Stock having an aggregate Stated Value in the amount of $1,250,000 and the payment of dividends thereon; and (iii) the exercise of Warrants to purchase an aggregate amount of 500,000 shares of Common Stock at an exercise price of $2.50 per share held by the Selling Shareholders.

     The Company received approximately $4,500,000 in net proceeds from the Private Offering, after deduction of fees and other expenses, and may receive up to an additional $1,250,000 in proceeds from the exercise of the Warrants.

Item 27.  EXHIBITS

INDEX TO EXHIBITS

EXHIBIT NO.       DESCRIPTION

3.1               Restated Articles of Incorporation                     9/12/95
3.2               Articles of Amendment                                   2/5/96
3.3               Articles of Amendment                                 12/24/97

3.4               By Laws of the Company

4.1               Convertible Preferred Purchase Agreement - Series B  12/24/97
4.2               Convertible Preferred Purchase Agreement - Series C  12/31/97

4.3               Warrant No.1      - 187,500 Shares
                    to JNC Opportunity Fund Ltd.                        12/24/97
4.4               Warrant No.2      - 187,500 Shares to
                    CDC Consulting, Inc.                                12/24/97

4.5               Warrant No.3      - 62,500 Shares
                    to JNC Opportunity Fund Ltd.                        12/31/97
4.6               Warrant No.4      - 62,500 Shares to
                    CDC Consulting, Inc.                                12/31/97

4.7               Certificate of Designation -Series B Preferred Stock 12/24/97
4.8               Certificate of Designation -Series C Preferred Stock 12/31/97

4.9               Amended and Restated Registration Rights Agreement between
                    the Company and JNC Opportunity Fund Ltd.          12/31/97

5.1               Opinion of Stibel & Toulan, LLP - Series B           12/29/97
5.2               Opinion of Stibel & Toulan, LLP - Series C           12/31/97

10.1              License Agreement between the Company and
                    Global Dairy Products Ltd.                           2/5/96
10.2              License Option Agreement between the Company
                    and Global Dairy Products Ltd.                       8/8/97

23.1              Consent of Bradshaw, Smith & Co.
                    independent certified public accountants            1/29/98
23.2              Consent of Stibel & Toulan, LLP
                    counsel to the Company                              1/29/98
27                Financial Data Summary

99                Unaudited interim financial statements
                     for the Company for the period 1/1/97 to 9/30/97

Item 28.    UNDERTAKINGS

The Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or change material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                           SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Pre-Effective Amendment No. 1 to registration statement (File No. 333-8284) to be signed on its behalf by the undersigned, in the city of Las Vegas, State of Nevada on February 23, 1998.


(Registrant)   SAY YES FOODS, INC.

By: /s/ Charles Thomas

---------------------------------------------
Charles Thomas, President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to registration statement was signed by the following persons in the capacities and on the dates stated.



 February 23, 1998                               /s/ Tim Zuch



                                                 -----------------------------
                                                 Tim Zuch
                                                 Treasurer and Director


 February 23, 1998                               /s/ Chris Rousselle


                                                 -----------------------------
                                                 Chris Rousselle
                                                 Secretary and Director


 February 23, 1998                               /s/ Henry Still


                                                 -----------------------------
                                                 Henry Still
                                                 Director